UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 25, 2013
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394
_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing fourth quarter and year 2013 results was made February 27, 2014 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At a meeting of the Board of Directors on February 25, 2014, the Board decided to reduce its size from 6 to 5 Directors effective with the next Annual Meeting of Shareholders.  One of the existing Directors, Ken Myer, will not stand for re-election at the Annual Meeting of Shareholders in May 2014.  This decision was not the result of any disagreement with Data I/O or its management.

Ken Myer joined the Data I/O Board in 2012, and has served as Chair of the Corporate Governance and Nominating Committee.  Ken will continue to serve as a Director of Data I/O until his term expires in May.   Effective with the date of the Annual Meeting, Brian Crowley will become the Chair of the Corporate Governance and Nominating Committee.

Item 9.01 Financial Statements and Exhibits.

(d)                 Exhibits

Exhibit No.	Description

99.0	Press Release: Data I/O Reports Fourth Quarter and Year 2013 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

February 27, 2014	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.0	Press Release: Data I/O Reports Fourth Quarter and Year 2013 Results

Exhibit 99.0

Contact:	Data I/O Corporation
Joel Hatlen	6464 185th Ave. NE, Suite 101
Vice President and Chief Financial Officer	Redmond, WA 98052
investorrelations@dataio.com	(425) 881-6444

Data I/O Reports Fourth Quarter and Year 2013 Results

Redmond, WA, Thursday, February 27, 2014 – – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced programming and IP management solutions for flash, flash-memory based intelligent devices and microcontrollers, today announced financial results for the fourth quarter and year ended December 31, 2013.

Summary

•         Net sales of $18.7 million in 2013, up 9.6% compared to $17.1 million in 2012. Net sales of $3.3 million in Q4 2013, down 10.8% compared to $3.7 million in Q4 2012.

•         Net loss of $1.6 million in Q4 2013, compared to a net loss of $3.4 million in Q4 2012.

•         Bookings of $3.7 million in Q4 2013, up from $3.5 million in Q4 2012. Backlog of $1.9 million at December 31, 2013, up from $0.9 million at December 31, 2012. The PSV7000 automated programming system began shipping.

•         Cash was $10.4 million at December 31, 2013, up $132,000 during the fourth quarter.

“Q4 was a weak close to an otherwise improved year” stated Anthony Ambrose, President and CEO.  “As we commented last quarter, bookings decelerated during the third quarter and continued to be weak until December.  We are seeing a stronger start in the first two months of 2014, compared to the same period in the fourth quarter of 2013, with orders for automated handlers leading the increase”.

“We are on track with our multi-year plan announced last year” said Ambrose.  “Our strategy is to deliver new and exciting products and control our costs as the means to recapture market share and grow a profitable company. Operating expenses (excluding restructuring and impairment) were down about $2M from 2012.  The actions we took in 2013 will continue to payoff in 2014.  We have lowered our breakeven in 2014 to approximately $4.7M/quarter of revenue, with a normal product mix, down from $5.25M in the second half of 2013. We have announced and shipped our newest automated programming solution, the PSV7000.  We were pleased with the European launch at the Productronica trade show in November, where the PSV7000 won a best of show award and we met with many qualified global buyers across multiple markets.  We will ramp up the PSV7000 production and continue to bring new features and products to market in 2014.”

Financial Results

Net sales in the fourth quarter of 2013 were $3.3 million down 10.8% compared with $3.7 million in the fourth quarter of 2012.  Net loss in the fourth quarter of 2013 was $1.6 million, or $0.21 per share, compared with net loss of $3.4 million or $0.43 per share, in the fourth quarter of 2012.  For the fourth quarter of 2013, gross margin as a percentage of sales was 44.3%, compared to 49.0% in the fourth quarter of 2012.  Bookings in the fourth quarter of 2013 were $3.7 million, up 5.4% compared to $3.5 million in the fourth quarter of 2012.  Backlog at the end of 2013 was $1.9 million compared to $0.9 at the end of 2012.

Net sales in 2013 were $18.7 million up 9.6% compared with $17.1 million in 2012.  Net loss in 2013 was $2.6 million, or $0.33 per share, compared with net loss of $6.4 million or $0.80 per share, in 2012.  For 2013, gross margin as a percentage of sales was 50.8%, compared to 50.6% in 2012. Bookings in 2013 were $19.5 million, up 14.5% compared to $17.1 million in 2012.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was a loss of $1.5 million in the fourth quarter of 2013 compared to an EBITDA loss of $768,000 in the fourth quarter of 2012.  For the year 2013, EBITDA was a loss of $2.1 million compared to an EBITDA loss of $3.4 million in the year 2012.

Operating expenses, excluding the restructure and impairment charges, in the fourth quarter were $2.6 million, and compared to the fourth quarter of 2012 were down $289,000, primarily due to restructuring actions, less amortization, and cost control actions.  For the year 2013, operating expenses, excluding the restructure and impairment charges, were $11 million, and compared to 2012 were down $2 million, primarily due to restructuring actions, no CEO separation and search charges, less amortization, and cost control actions.  Equity compensation expense (a non-cash item) in the fourth quarter and year ended December 31, 2013 was $116,000 and $423,000, respectively.

Conference Call Information

A conference call discussing the fourth quarter and year ended December 31, 2013 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern time.  To listen to the conference call, please dial (612) 288-0329, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code: 319547.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com  to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, wireless, consumer electronics, industrial controls, medical, and military/aerospace markets.  Today, our customers manufacture tens of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their Intellectual Property into programmable devices. Data I/O provides programming solutions for devices in any package, whether programmed in a socket or on a circuit board.  Our expertise in programmable integrated circuits, global supply chain processes, and IP management and protection helps bring innovative new products to life.  These solutions are backed by a global network of Data I/O support and service providers, assuring success for our customers.

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue,  expected margins, expected results, orders, deliveries, backlog and financial positions, as well as restructure actions breakeven point, and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries and installations, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that this non-GAAP financial measure provides meaningful supplemental information regarding the Company’s results and facilitates the comparison of results.

EBITDA Reconciliation	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
(in thousands)
Net Income (loss)	($1,638)	($3,366)	($2,576)	($6,429)
Interest income	(68)	(54)	(160)	(291)
Taxes	(2)	(6)	(8)	(327)
Depreciation and amortization	172	2,658	647	3,619
EBITDA earnings (loss)	($1,536)	($768)	($2,097)	($3,428)

– Summary Financial Data Attached   –

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATION
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2013	2012	2013	2012

Net Sales	$3,330	$3,735	$18,717	$17,085
Cost of goods sold	1,856	1,906	9,207	8,447
Gross margin	1,474	1,829	9,510	8,638
Operating expenses:
Research and development	1,155	1,316	4,586	5,564
Selling, general and administrative	1,421	1,549	6,378	7,450
Impairment charge	31	2,358	31	2,358
Provision for business restructuring	540	(7)	1,183	207
Total operating expenses	3,147	5,216	12,178	15,579
Operating income (loss)	(1,673)	(3,387)	(2,668)	(6,941)
Non-operating income (expense):
Interest income	67	53	160	291
Foreign currency transaction gain (loss)	(34)	(38)	(76)	(106)
Total non-operating income (expense)	33	15	84	185
Income (loss) before income taxes	(1,640)	(3,372)	(2,584)	(6,756)
Income tax (expense) benefit	2	6	8	327
Net income (loss)	($1,638)	($3,366)	($2,576)	($6,429)

Basic earnings (loss) per share	($0.21)	($0.43)	($0.33)	($0.80)
Diluted earnings (loss) per share	($0.21)	($0.43)	($0.33)	($0.80)
Weighted-average basic shares	7,783	7,742	7,767	7,995
Weighted-average diluted shares	7,783	7,742	7,767	7,995

DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(UNAUDITED)

	December 31, 2013	December 31, 2012

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,426	$10,528
Trade accounts receivable, net of allowance for
doubtful accounts of $87 and $89, respectively	1,980	2,648
Inventories	3,770	4,033
Other current assets	395	486
TOTAL CURRENT ASSETS	16,571	17,695

Property, plant and equipment – net	843	1,006
Intangible software technology – net	-	35
Other assets	88	86
TOTAL ASSETS	$17,502	$18,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$720	$850
Accrued compensation	1,107	1,183
Deferred revenue	1,170	1,238
Other accrued liabilities	597	539
Accrued costs of business restructuring	723	25
Income taxes payable	10	23
TOTAL CURRENT LIABILITIES	4,327	3,858

Long-term other payables	313	219

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 7,786,053 shares as of December 31,
2013 and 7,741,686 shares as of December 31, 2012	18,343	17,928
Accumulated earnings (deficit)	(7,042)	(4,466)
Accumulated other comprehensive income	1,561	1,283
TOTAL STOCKHOLDERS’ EQUITY	12,862	14,745
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,502	$18,822